Exhibit 23.2 – Consent of Goldman Accounting Services, CPA, PLLC

Oroplata Resources, Inc.
#3 – 7 San Marcos
Puerto Plata, Dominican Republic

We hereby consent to the use of our audit report dated May 22, 2013 in this Amendment No. 1 to the Registration Statement on Form S-1, with respect to the balance sheet of Oroplata Resources, Inc. as of September 30, 2012 and the related statements of operations, stockholders’ equity and cash flows for the period from October 6, 2011 (date of inception) to September 30, 2012.

Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Goldman Accounting Services CPA, PLLC
Goldman Accounting Services CPA, PLLC
Suffern, New York
August 13, 2013